Exhibit 99.1

Verizon’s Separate Telephone Operations in California,

Florida and Texas

At December 31, 2015 and 2014

And For the Years Ended

December 31, 2015, 2014 and 2013

VERIZON’S SEPARATE TELEPHONE OPERATIONS IN CALIFORNIA, FLORIDA AND TEXAS

Report of Independent Registered Public Accounting Firm

The Board of Directors and Management

Verizon Communications Inc.

We have audited the accompanying combined statements of assets, liabilities and parent funding of Verizon Communications Inc.’s (“Verizon”) Separate Telephone Operations in California, Florida and Texas (the “Business”) as of December 31, 2015 and 2014 and the related combined statements of operations and comprehensive income (loss), parent funding, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the management of the Business. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Business’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Business’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined assets, liabilities and parent funding of Verizon’s Separate Telephone Operations in California, Florida and Texas at December 31, 2015 and 2014, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

March 9, 2016

VERIZON’S SEPARATE TELEPHONE OPERATIONS IN CALIFORNIA, FLORIDA AND TEXAS

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(DOLLARS IN MILLIONS)

Years Ended December 31,	2015	2014	2013

Operating Revenues (including $396, $344 and $401 from affiliates, respectively)	$5,740	$5,791	$5,824

Operating Expenses (including $2,359, $2,210 and $1,869 allocated from affiliates, respectively)
Cost of services (exclusive of items shown below)	2,734	3,309	2,598
Selling, general and administrative expense	1,243	1,466	1,130
Depreciation and amortization expense	982	1,026	1,191

Total Operating Expenses	4,959	5,801	4,919

Income (Loss) From Operations	781	(10)	905
Interest expense, net (including nil, $14 and $47 of affiliate interest, respectively)	(31)	(43)	(85)

Income (Loss) Before Income Taxes	750	(53)	820
Income tax (provision) benefit	(294)	21	(318)

Net Income (Loss) and Comprehensive Income (Loss)	$456	$(32)	$502

See Notes to Combined Financial Statements

VERIZON’S SEPARATE TELEPHONE OPERATIONS IN CALIFORNIA, FLORIDA AND TEXAS

COMBINED STATEMENTS OF ASSETS, LIABILITIES AND PARENT FUNDING

(DOLLARS IN MILLIONS)

At December 31,	2015	2014

Assets
Current assets
Accounts receivable:
Trade and other, net of allowances for uncollectibles of $27 and $42 at December 31, 2015 and 2014, respectively	$415	$505
Affiliates	174	246
Prepaid expense and other	73	81

Total current assets	662	832

Plant, property and equipment	24,034	23,388
Less accumulated depreciation	(15,957)	(15,092)

Plant, property and equipment, net	8,077	8,296

Prepaid pension asset	2,781	2,781
Intangible assets, net	7	7
Other assets	71	75

Total assets	$11,598	$11,991

Liabilities and parent funding
Current liabilities
Debt maturing within one year:
Capital lease obligations	$30	$9
Accounts payable and accrued liabilities:
Trade and other	610	593
Affiliates	372	778
Advanced billings and customer deposits	196	270
Other current liabilities	13	22

Total current liabilities	1,221	1,672

Long-term debt	677	627
Employee benefit obligations	2,014	2,155
Deferred income taxes	2,541	2,252
Other long-term liabilities	162	172

Total liabilities	6,615	6,878

Parent funding	4,983	5,113

Total liabilities and parent funding	$11,598	$11,991

See Notes to Combined Financial Statements

VERIZON’S SEPARATE TELEPHONE OPERATIONS IN CALIFORNIA, FLORIDA AND TEXAS

COMBINED STATEMENTS OF PARENT FUNDING

(DOLLARS IN MILLIONS)

Balance at January 1, 2013	$5,518
Net income and comprehensive income	502
Net change due to parent funding, allocations, and intercompany reimbursements	(777)

Balance at December 31, 2013	5,243

Net loss and comprehensive loss	(32)
Net change due to parent funding, allocations, and intercompany reimbursements	(98)

Balance at December 31, 2014	5,113

Net income and comprehensive income	456
Net change due to parent funding, allocations, and intercompany reimbursements	(586)

Balance at December 31, 2015	$4,983

See Notes to Combined Financial Statements

VERIZON’S SEPARATE TELEPHONE OPERATIONS IN CALIFORNIA, FLORIDA AND TEXAS

COMBINED STATEMENTS OF CASH FLOWS

(DOLLARS IN MILLIONS)

Years Ended December 31,	2015	2014	2013

Cash Flows from Operating Activities
Net income (loss)	$456	$(32)	$502
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	982	1,026	1,191
Deferred income taxes, net	288	(66)	324
Employee retirement benefits	(104)	665	(340)
Bad debt expense	55	68	61
Changes in current asset and liabilities:
Accounts receivable non-affiliates	36	4	—
Other current assets	9	28	17
Accounts payable non-affiliates and accrued liabilities	17	1	(47)
Accounts receivables/payable affiliates, net	(285)	278	(7)
Advanced billings and customer deposits and other current liabilities	(84)	67	(85)
Other, net
Pension and employee benefit obligations	(72)	(70)	2
Other, net	(7)	(60)	—

Net cash provided by operating activities	1,291	1,909	1,618

Cash Flows from Investing Activities
Capital expenditures (including capitalized software)	(694)	(810)	(842)
Proceeds from sales of assets	6	1	1

Net cash used in investing activities	(688)	(809)	(841)

Cash Flows from Financing Activities
Repayment of debt to affiliates	—	(1,000)	—
Repayments of long-term debt and capital lease obligations	(17)	(2)	—
Net change in parent funding, allocations, and intercompany reimbursement	(586)	(98)	(777)

Net cash used in financing activities	(603)	(1,100)	(777)

Net change in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of year	—	—	—

Cash and cash equivalents, end of year	$—	$—	$—

See Notes to Combined Financial Statements

VERIZON’S SEPARATE TELEPHONE OPERATIONS IN CALIFORNIA, FLORIDA AND TEXAS

NOTES TO COMBINED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION

Verizon’s Separate Telephone Operations in California, Florida and Texas (“the Group”) are comprised of the local exchange business and related landline activities of Verizon Communications Inc. (“Verizon” or “the Parent”) in the states of California, Florida and Texas, including Internet access, long distance services and broadband video provided to certain customers in those states.

The combined financial statements include the financial position, results of operations and cash flows of the Group, which consists of all or a portion of the following entities:

•	Verizon California Inc., Verizon Florida LLC and GTE Southwest Inc. (doing business as Verizon Southwest), referred to as Incumbent Local Exchange Carriers (“ILECs”),

•	Verizon Long Distance LLC (“VLD”),

•	Verizon Online LLC (“VOL”),

•	Verizon Select Services, Inc. (“VSSI”), and

•	Verizon Network Integration Corp. (“VNIC”).

The combined financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”). These financial statements have been derived from the consolidated financial statements and accounting records of Verizon, principally from statements and records represented in the entities described above, and represent carve-out stand-alone combined financial statements. The Group includes regulated carriers and unregulated businesses in all three states, consisting principally of:

•	Local wireline customers and related operations and assets used to deliver:

•	Local exchange service,

•	IntraLATA toll service,

•	Network access service,

•	Enhanced voice and data services, and

•	Products at retail stores;

•	Consumer and small business switched long distance customers (excluding any customers of Verizon Business Global LLC);

•	Dial-up, high speed Internet (or Digital Subscriber Line) and fiber-to-the-premises Internet service provider customers; and,

•	Broadband video in certain areas within California, Florida and Texas.

Many of the communications services that the Group provides are subject to regulation by the state regulatory commissions of California, Florida or Texas with respect to intrastate services and other matters, and by the Federal Communications Commission (“FCC”) with respect to interstate services and other matters. The FCC and state commissions also regulate some of the rates, terms and conditions that carriers pay each other for the exchange voice traffic (particularly traditional wireline traffic) over different networks and other aspects of interconnection for some services. All of the broadband video services the Group provides, including the payment of franchise fees, are subject to regulation by state or local governmental authorities. The Federal Cable Act generally requires companies to obtain a local cable franchise, and the FCC has adopted rules that interpret and implement this requirement. Also, the FCC has a body of rules that apply to cable operators.

Financial statements have not historically been prepared for the Group as it did not operate as a separate business and did not constitute a separate legal entity. The accompanying combined financial statements have been prepared using state-specific information, where available, and allocations where data is not maintained on a state-specific basis within the Group’s books and records. The allocations impacted substantially all of the statements of operations and comprehensive income (loss) items other than operating revenues and all balance sheet items with the exception of plant, property and equipment and accumulated depreciation which are maintained at the state level. All significant intercompany transactions within the Group have been eliminated.

The businesses that comprise the combined financial statements do not maintain cash balances independent of the Verizon consolidated group. Accordingly the Verizon consolidated group provides the cash management functions for the businesses in the combined financial statements and the combined statements of cash flows reflect the activities of the businesses in the combined financial statements.

The methodology for preparing the financial statements included in the accompanying combined financial statements, is based on the following:

ILECs: All operations of the ILECs’ business in California, Florida and Texas are allocated entirely to the Group, and accordingly, are included in the combined statements of assets, liabilities and parent funding and statements of operations and comprehensive income (loss) except for affiliate notes payable, notes receivable, and related interest balances.

All other: For the combined statements of assets, liabilities and parent funding, Verizon management evaluated the possible methodologies for allocation and determined that, in the absence of a more specific methodology, an allocation based on percentage of revenue best reflected the group’s share of the respective balances for most of the accounts, with the exception of the following: accounts receivable were calculated based on an applicable days sales outstanding ratio; accounts payable were calculated based on an applicable days payables outstanding ratio; plant, property and equipment were assigned based on the location of assets in state-specific records, except for construction in progress which was computed based on the respective percentage of the Group’s plant, property and equipment within California, Florida and Texas as compared to the total entity plant, property and equipment; and income tax-related accounts were computed based on specific tax calculations. Except for the ILEC’s discussed above, and as further discussed below, none of the employee benefit-related assets and liabilities nor general operating tax-related assets and liabilities were allocated. For the combined statements of operations and comprehensive income (loss), operating revenues were determined using applicable billing system data and depreciation expense was determined based upon state-specific records. The remaining operating expenses were allocated based on the respective percentage of the Group’s revenue within California, Florida and Texas, to the total entity revenues. The tax (provision) benefit was calculated as if the Group was a separate tax payer.

Management believes the assumptions and allocations are reasonable and reflect all costs of doing business in accordance with SAB Topic 1.B.1; however, they may not be indicative of the actual results of the Group had it been operating as an independent entity for the periods presented or the amounts that may be incurred by the Group in the future. Actual amounts that may have been incurred if the Group had been a stand-alone entity for the periods presented would depend on a number of factors, including the Group’s chosen organizational structure, what functions were outsourced or performed by the Group’s employees and strategic decisions made in areas such as information technology systems and infrastructure.

On February 5, 2015, Verizon entered into a definitive agreement with Frontier Communications Corporation (“Frontier”) pursuant to which Verizon agreed to contribute the Group to a newly formed legal entity and that entity will then be acquired by Frontier for approximately $10.5 billion, subject to certain adjustments and the assumption of debt. The transaction is subject to the satisfaction of certain closing conditions including, among others, receipt of federal approvals from the FCC and the antitrust authorities and state regulatory approvals. All federal and state regulatory approvals have been obtained. The transaction is expected to close at the end of the first quarter of 2016.

Upon closing of the transaction, pursuant to the Employee Matters Agreement (“EMA”), any Verizon pension benefits under a tax qualified pension plan (other than the Verizon Wireless Retirement Plan and Western Union International, Inc. Pension Plan) relating to a Group employee as of closing will be transferred to a successor pension plan(s) maintained by Frontier or an affiliate thereof. The EMA describes the assets to be transferred from the Verizon pension plans to the Frontier pension plans, and a special funding provision that may provide additional Verizon company assets for pension funding purposes. The EMA also provides, with limited exception, that active post-retirement health, dental and life insurance benefits relating to Group employees as of Closing will cease to be liabilities of the Verizon Welfare Plans or of Verizon and such liabilities will be assumed by the applicable transferred company and the applicable Frontier welfare plans. Accordingly, these EMA related plan assets or obligations will likely not be transferred to Frontier or its affiliates upon closing at the amounts reflected in these financial statements.

We have evaluated subsequent events through March 9, 2016, the date these combined financial statements were available to be issued.

As a result of the early adoption of the accounting standard update related to the balance sheet classification of deferred taxes, we have reclassified certain amounts related to deferred taxes in the prior period to conform to the current period’s presentation. See Note 2 for additional information. We have also reclassified certain amounts from Other liabilities to Advanced billings and customer deposits on the combined statement of assets, liabilities and parent funding at December 31, 2014 to conform to the current period’s presentation. In conjunction with preparing the 2015 financial statements, we reclassified certain insignificant amounts within operating cash flows on the combined statements of cash flows for December 31, 2014 and 2013 from Loss on fixed asset sales and dispositions to Accounts receivables/payable affiliates, net.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Parent Company Funding – The Parent Company funding in the combined balance sheets represents Verizon’s historical funding of the Group. See Note 9, “Transactions with Affiliates,” for additional information. For purposes of these combined financial statements, funding requirements have been summarized as “Parent funding” without regard to whether the funding represents debt or equity. No separate equity accounts are maintained for the Group.

Use of Estimates – The accompanying combined financial statements have been prepared using US GAAP, which requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates.

Examples of significant estimates include the allowance for doubtful accounts; the recoverability of plant, property and equipment; the recoverability of intangible assets and other long lived assets; accrued expenses; pension and postretirement benefit assumptions; and income taxes. In addition, estimates were made to determine the allocations in preparing the combined financial statements as described in the Basis of Presentation.

Revenue Recognition – The Group earns revenue based upon usage of the network and facilities and contract fees. In general, fixed monthly fees for voice, video, data and certain other services are billed one month in advance and are presented as advanced billings on the combined statements of assets, liabilities and parent funding. Such services are recognized as revenue when earned. Revenue from services that are not fixed in amount and are based on usage are generally billed in arrears and recognized when the services are rendered. In addition to services, the Group sells customer premise equipment to connect to the Verizon network.

The Group may sell services in bundled arrangements (i.e., voice, video, data and equipment), as well as separately. Many of the products or services have a standalone selling price. For multiple element arrangements, revenue is allocated to each deliverable using the relative selling price method. Under this method, arrangement consideration is allocated to each separate deliverable based on the Group’s standalone selling price for each product or service.

Installation related fees, along with the associated costs up to but not exceeding these fees, are deferred and amortized over the estimated customer relationship period.

The Group reports taxes imposed by governmental authorities on revenue-producing transactions between the Group and the customers on a net basis.

Maintenance and Repairs – The cost of maintenance and repairs, including the cost of replacing minor items not constituting substantial betterments, is charged primarily to cost of services and sales as these costs are incurred.

Trade and Other Accounts Receivable – Trade and other accounts receivable are stated at the amount that the Group expects to collect. The Group maintains allowances for uncollectible accounts for estimated losses resulting from bad debt. In determining these estimates, the Group considers historical write-offs, the aging of the receivables and other factors, such as overall economic conditions.

Concentrations of Credit Risk – Financial instruments that subject us to concentrations of credit risk consist primarily of trade receivables. Concentrations of credit risk with respect to trade receivables, other than those from AT&T Inc. (“AT&T”) and Sprint Corporation (“Sprint”), are limited due to the large number of customers. The Group generated revenues from services provided to AT&T and Sprint, primarily network access and billing and collection, of $252 million and $47 million in 2015, $251 million and $41 million in 2014, $189 million and $78 million in 2013, respectively.

While the Group may be exposed to credit losses due to the nonperformance of counterparties, the Group considers this risk from the above customers as remote and does not expect the settlement of these transactions to have a material effect on the Group’s results of operations or financial position.

Plant, Property and Equipment – The Group records plant, property and equipment at cost. Plant, property and equipment are generally depreciated on a straight-line basis.

Leasehold improvements are amortized over the shorter of the estimated life of the improvement or the remaining term of the related lease, calculated from the time the asset was placed in service. For the ranges of asset lives used, see the corresponding table in Note 3.

When the Group replaces, retires or otherwise disposes of depreciable plant used in the Group’s local telephone network, the Group deducts the related cost and accumulated depreciation from the plant accounts, and gains or losses on disposition are recognized in selling, general and administrative expense.

The Group capitalizes and depreciates network software purchased or developed along with related plant assets. The Group also capitalizes interest associated with the acquisition or construction of network-related assets. Capitalized interest is reported as a reduction in interest expense and depreciated as part of the cost of network-related assets.

Intangible Assets – Intangible assets (primarily non-network internal use software) are amortized over the asset’s estimated useful life. For information related to intangible assets, including major components and range of asset lives used, see Note 4.

Impairment of Long-lived Assets and Intangible Assets – Plant, property and equipment and intangible assets, primarily consisting of non-network software, have finite lives and are amortized and depreciated over their useful lives. These assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If any indicators of impairment are present, we test for recoverability by comparing the carrying amount of the asset to the net undiscounted cash flows expected to be generated from the asset group. If those net undiscounted cash flows do not exceed the carrying amount (i.e., the asset is not recoverable), we perform the next step, which is to determine the fair value of the asset group and record an impairment, if any.

Advertising Costs – Costs for advertising products and services as well as other promotional sponsorship costs are charged to selling, general and administrative expense in the period in which they are incurred.

Employee Benefit Plans – The Group participates in certain Verizon benefit plans and the structure of those plans does not provide for the separate identification of the related pension and postretirement assets and obligations at an individual company level. Under these Verizon plans, pension and postretirement health care and life insurance benefits earned during the year as well as interest on projected benefit obligations are accrued currently. Actuarial gains and losses are recognized in operating results in the year in which they occur. Prior service costs and credits resulting from changes in plan benefits are amortized over the average remaining service period of the employees expected to receive benefits. Unrecognized prior service costs and credits that arise during the period are immediately recognized as a component of net change due to parent funding, net of applicable income taxes. Verizon allocates to the group a portion of the periodic activity and assets or liabilities on a basis determined by management.

The Group maintains ongoing severance plans for both management and associate employees who are terminated. The costs for these plans are accounted for under the accounting standard on employers’ accounting for postemployment benefits. Severance benefits are accrued based on the terms of the severance plan over the estimated service periods of the employees. The accruals are also based on the historical run-rate of actual severances and expectations for future severances. Severance costs are included in selling, general and administrative expense in the combined statements of operations and comprehensive income (loss) (See Note 7).

Fair Value Measurements – Fair value of financial and non-financial assets and liabilities is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs used in the valuation methodologies in measuring fair value, is as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities

Level 2—Observable inputs other than quoted prices in active markets for identical assets and liabilities

Level 3—No observable pricing inputs in the market

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The assessment of the significance of a particular input to the fair value measurements requires judgment, and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

Income Taxes – Verizon and its domestic subsidiaries file consolidated federal income tax returns. Additionally, the Group is included in consolidated state income tax returns, which are filed by Verizon. The Group participates in a tax sharing agreement with Verizon and remits tax payments to Verizon based on the respective tax liability determined as if on a separate company basis. Current and deferred tax expense is determined by applying the accounting standard for income taxes to the Group as if it were a separate taxpayer.

The Group’s effective tax rate is based on the Group’s pre-tax income, statutory tax rates, tax laws and regulations and tax planning strategies available to us in the various jurisdictions in which the Group operates.

Deferred income taxes are provided for temporary differences in the bases between financial statement and income tax assets and liabilities. Deferred income taxes are recalculated annually at rates then in effect. The Group records valuation allowances, if applicable, to reduce the Group’s deferred tax assets to the amount that is more likely than not to be realized.

Uncertain Tax Positions – A two-step approach is used for recognizing and measuring tax benefits taken or expected to be taken in a tax return. The first step is recognition: the Group determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the Group presumes that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. The second step is measurement: a tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in one or more of the following: an increase in a liability for income taxes payable, a reduction of an income tax refund receivable, a reduction in a deferred tax asset or an increase in a deferred tax liability.

Recently Adopted Accounting Standards - During the fourth quarter of 2015, we early adopted the accounting standard update related to the balance sheet classification of deferred taxes. The standard update requires that deferred tax liabilities and assets be classified as noncurrent in the statement of financial position. We applied the amendments in this accounting standard retrospectively to all periods presented which resulted in the reclassification of $231 million from total current assets to Deferred income taxes within total liabilities on the combined statement of assets, liabilities and parent funding at December 31, 2014.

Recently Issued Accounting Standards – In February 2016, the accounting standard update related to leases was issued. This standard update intends to increase transparency and improve comparability by requiring entities to recognize assets and liabilities on the balance sheet for all leases, with certain exceptions. In addition, through improved disclosure requirements, the standard update will enable users of financial statements to further understand the amount, timing, and uncertainty of cash flows arising from leases. This standard update is effective as of the first quarter of 2019; however, early adoption is permitted. The Group is currently evaluating the impact that this standard update will have on the combined financial statements.

In May 2014, the accounting standard update related to the recognition of revenue from contracts with customers was issued. This standard update clarifies the principles for recognizing revenue and develops a common revenue standard for US GAAP and International Financial Reporting Standards. The standard update intends to provide a more robust framework for addressing revenue issues; improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets; and provide more useful information to users of financial statements through improved disclosure requirements. Upon adoption of this standard update, we expect that the allocation and timing of revenue recognition may be impacted. In August 2015, an accounting standard update was issued that delays the effective date of this standard update until the first quarter of 2018. Companies are permitted to early adopt the standard update in the first quarter of 2017.

There are two adoption methods available for implementation of the standard update related to the recognition of revenue from contracts with customers. Under one method, the guidance is applied retrospectively to contracts for each reporting period presented, subject to allowable practical expedients. Under the other method, the guidance is applied to contracts not completed as of the date of initial application, recognizing the cumulative effect of the change as an adjustment to the beginning balance of retained earnings, and also requires additional disclosures comparing the results to the previous guidance. The Group is currently evaluating these adoption methods and the impact that this standard update will have on the combined financial statements.

In April 2015, the accounting standard update related to the simplification of the presentation of debt issuance costs was issued. This standard update requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. This standard update is effective as of the first quarter of 2016; however, earlier adoption is permitted. The adoption of this standard update is not expected to have a significant impact on the combined financial statements.

3.	PLANT, PROPERTY AND EQUIPMENT

The plant, property and equipment balance in the accompanying combined statements of assets, liabilities and parent funding is based on these specific amounts and does not include any allocations of common assets utilized in providing centralized services and otherwise not specifically associated with the Group.

The following table displays the details of plant, property and equipment, which are stated at historical cost:

At December 31, (Dollars in millions)	Useful Lives (in years)	2015	2014
Land	—	$65	$65
Buildings and equipment	15-45	1,525	1,472
Central office equipment	5-11	10,305	9,709
Cables, poles and conduits	11-50	11,595	11,461
Leasehold improvements	5-20	28	27
Furniture, vehicles and other	3-12	250	386
Work in progress	—	266	268

Total gross cost		24,034	23,388
Less accumulated depreciation		(15,957)	(15,092)

Total		$8,077	$8,296

For the years ended December 31, 2015, 2014 and 2013, depreciation expense was $979 million, $1,013 million and $1,161 million, respectively.

For the years ended December 31, 2015 and 2014, the Group had capital lease assets with historical cost of $146 million and $33 million, respectively, and accumulated depreciation of $29 million and $9 million, respectively. Depreciation expense related to the capital leases were $19 million, $7 million and nil, for 2015, 2014 and 2013, respectively.

4.	INTANGIBLE ASSETS

The following table displays the composition and useful lives of intangible assets, net:

					(dollars in millions)
		2015			2014
At December 31,	Useful Lives (in years)	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Non-network software	3-7	$616	$614	$2	$616	$614	$2
Other intangible assets	5-15	22	17	5	20	15	5

Total		$638	$631	$7	$636	$629	$7

For the years ended December 31, 2015, 2014 and 2013, amortization expense was $3 million, $13 million and $30 million, respectively.

Estimated annual amortization expense for intangible assets, excluding allocated costs, is as follows:

Years (Dollars in millions)	Amortization Expense
2016	$2
2017	2
2018	1
2019	1
2020 and thereafter	1

Total	$7

5.	LEASES

The Group leases certain facilities and equipment for use in the Group’s operations principally under operating leases. Total rent expense under operating leases amounted to $29 million, $25 million and $36 million for the years ended December 31, 2015, 2014 and 2013, respectively. Of these amounts, $8 million, $7 million and $11 million during the years ended December 31, 2015, 2014 and 2013, respectively, were lease payments to affiliated companies.

The table below displays the aggregate minimum rental commitments under non-cancelable operating leases for the periods shown at December 31, 2015, excluding allocated costs and those with affiliated companies:

Years	Third-Party Operating Leases
2016	$19
2017	17
2018	14
2019	11
2020	7
Thereafter	14

Total minimum rental commitments	$82

6.	DEBT

Debt maturing within one year

Debt maturing within one year is as follows:

At December 31,
(Dollars in millions)	2015	2014
Capital lease obligations	$30	$9

Total debt maturing within one year	$30	$9

Long-term debt

Long-term debt consists of debentures, a first mortgage bond and capital lease obligations that were issued by certain entities within the Group. Interest rates and maturities of the amounts outstanding are as follows at December 31:

Description
(Dollars in millions)	Interest Rate	Maturity	2015	2014
29-year debenture	6.75	2027	$200	$200
30-year debenture	6.86	2028	300	300
40-year first mortgage bond	8.50	2031	100	100

Total debt maturing within one year			600	600
Capital lease obligations			114	43
Unamortized discount			(7)	(7)

Total long-term debt, including current maturities			707	636
Less long-term debt maturing within one year			(30)	(9)

Total long-term debt			$677	$627

On April 15, 2009, Verizon California Inc. entered into a fixed rate promissory note with Verizon Financial Services LLC, to borrow $1 billion, with a maturity date of April 15, 2014 (“Five-Year Note”). The principal amount of the Five-Year Note bore an interest rate of 4.65% per annum, to be paid on October 15 and April 15 of each year during the term of the agreement. The Five-Year Note was settled fully in cash on April 15, 2014.

The terms of the debentures and bond shown above are subject to the restrictions and provisions of the indentures governing that debt. None of the debentures shown above were held in sinking or other special funds or pledged by the Group. Debt discounts on the outstanding long-term debt are amortized over the lives of the respective issues.

The fair value of debt is determined using various methods, including quoted prices for identical terms and maturities, which is a Level 1 measurement, as well as quoted prices for similar terms and maturities in inactive markets and future cash flows discounted at current rates, which are Level 2 measurements. The fair value of debt was $613 million and $741 million at December 31, 2015 and 2014, respectively, as compared to the carrying values of $593 million at both December 31, 2015 and 2014.

The Group’s third party debt is guaranteed by Verizon. Each guarantee will remain in place for the life of the obligation unless terminated pursuant to its terms, including the ILECs no longer being wholly-owned subsidiaries of Verizon. The Group is in compliance with all debt covenants.

Additional Financing Activities (Non-Cash Transaction)

During 2015, we financed, primarily through vendor financing arrangements, the purchase of approximately $88 million of long-lived assets, consisting primarily of network equipment. At December 31, 2015, $114 million of these financing arrangements, including those entered into in the prior year, remained outstanding. These purchases are non-cash financing activities and, therefore, not reflected within Capital expenditures on our combined statements of cash flows.

7.	EMPLOYEE BENEFITS

The Group participates in Verizon’s benefit plans. Verizon maintains non-contributory defined pension plans for many of its employees. The postretirement health care and life insurance plans for the retirees and their dependents are both contributory and non-contributory, and include a limit on the share of cost for recent and future retirees. Verizon also sponsors defined contribution savings plans to provide opportunities for eligible employees to save for retirement on a tax-deferred basis. A measurement date of December 31 is used for the pension and postretirement health care and life insurance plans.

The annual income and expense related to Verizon’s benefit plans as well as the assets and obligations have been allocated by the Parent to the ILECs on the basis of headcount and other factors deemed appropriate by management with the assets and liabilities reflected as prepaid pension assets and employee benefit obligations in the combined statements of assets, liabilities and parent funding. For all other entities in the Group, the assets and obligations have not been allocated. In all cases, benefit plan income and expense has been allocated to the entity based on headcount.

The structure of Verizon’s benefit plans does not provide for the separate determination of certain disclosures for the Group. The required information is provided on a consolidated basis in Verizon’s Annual Report on Form 10-K for the years ended December 31, 2015, 2014 and 2013.

Pension Plans and Other Postretirement Benefits

Pension and other postretirement benefits for the majority of the Group’s employees are subject to collective bargaining agreements. Approximately 88% of the employees (“associates”) of the ILECs’ operations are covered by collective bargaining agreements which expire at different times. Modifications in benefits have been bargained for from time to time, and Verizon may also periodically amend the benefits in the management plans.

Benefit Cost

The following table summarizes the benefit costs related to the pension and postretirement health care and life insurance plans associated with the Group’s operations.

Years Ended December 31,	Pension			Health Care and Life
(Dollars in millions)	2015	2014	2013	2015	2014	2013
Net periodic benefit (income) cost	$(15)	$317	$(163)	$(89)	$348	$(177)

The employee benefit assets and obligations as allocated by Verizon to the ILECs’ operations and recognized in the combined statements of assets, liabilities and parent funding consist of:

At December 31,	Pension		Health Care and Life
(Dollars in millions)	2015	2014	2015	2014
Prepaid pension asset	$2,781	$2,781	$—	$—
Employee benefit obligations	176	223	1,838	1,932

The changes in the allocated employee benefit asset and obligations from year to year were caused by a number of factors, including changes in actuarial assumptions, settlements and curtailments.

Assumptions

The weighted-average assumptions used in determining Verizon’s benefit obligations are as follows:

	Pension		Health Care and Life
At December 31,	2015	2014	2015	2014
Discount rate	4.60%	4.20%	4.60%	4.20%
Rate of compensation increases	3.00	3.00	N/A	N/A

The weighted-average assumptions used in determining Verizon’s net periodic cost are as follows:

	Pension			Health Care and Life
At December 31,	2015	2014	2013	2015	2014	2013
Discount rate	4.20%	5.00%	4.20%	4.20%	5.00%	4.20%
Expected return on plan assets	7.25	7.25	7.50	4.80	5.50	5.60
Rate of compensation increases	3.00	3.00	3.00	N/A	N/A	N/A

In order to project the long-term target investment return for the total Verizon portfolio, estimates are prepared for the total return of each major asset class over the subsequent 10-year period. Those estimates are based on a combination of factors including the current market interest rates and valuation levels, consensus earnings expectations, and historical long-term risk premiums. To determine the aggregate return for the Verizon pension trust, the projected return of each individual asset class is then weighted according to the allocation to that investment area in the trust’s long-term asset allocation policy.

Verizon’s assumed health care cost trend rates are as follows:

	Health Care and Life
At December 31,	2015	2014	2013
Health care cost trend rate assumed for next year	6.00%	6.50%	6.50%
Rate to which cost trend rate gradually declines	4.50	4.75	4.75
Year the rate reaches level it is assumed to remain thereafter	2024	2022	2020

Savings Plans and Employee Stock Ownership Plans

Substantially all of the Group’s employees are eligible to participate in savings plans maintained by Verizon. Verizon maintains four leveraged employee stock ownership plans (“ESOP”) for its management employees. Under these plans, a certain percentage of eligible employee contributions are matched with shares of Verizon’s common stock. The Group recognizes savings plan costs based on these matching obligations. The Group recorded total savings plan costs of $26 million in 2015, $29 million in 2014 and $25 million in 2013.

Severance Benefits

The following table provides an analysis of the ILEC’s severance liability recorded in accordance with the accounting standard regarding employers’ accounting for postemployment benefits:

(Dollars in millions)	2015	2014	2013
Beginning of year	$36	$49	$53
Charged to expense (a)	(3)	3	4
Payments	(16)	(16)	(8)

End of year	$17	$36	$49

(a)	Includes accruals for ongoing employee severance costs.

The severance liability at December 31, 2015, includes future contractual payments due to employees separated as of the end of the year.

During 2014, Verizon recorded severance costs under its existing separation plans, of which $23 million was allocated by the Parent to the Group on the basis of headcount.

8.	INCOME TAXES

The components of income tax provision (benefit) are presented in the following table:

Years Ended December 31, (Dollars in millions)	2015	2014	2013
Current:
Federal	$—	$20	$(16)
State and local	6	25	10

Total current	6	45	(6)

Deferred:
Federal	241	(54)	274
State and local	47	(12)	50

Total deferred	288	(66)	324

Total income tax provision (benefit)	$294	$(21)	$318

The following table shows the primary reasons for the difference between the effective income tax rate and the statutory federal income tax rate:

Years Ended December 31,	2015	2014	2013
Statutory federal income tax rate	35%	35%	35%
State income taxes, net of federal tax benefits	4	(9)	5
Unrecognized tax benefits	2	(16)	(1)
Prior period adjustment	—	9	—
Return to provision	(1)	21	—
Other, net	(1)	—	—

Effective income tax rate	39%	40%	39%

Deferred taxes arise because of differences in the book and tax bases of certain assets and liabilities. Significant components of the Group’s deferred tax assets and liabilities are as follows:

At December 31, (Dollars in millions)	2015	2014
Deferred tax assets:
Federal net operating loss	$117	$182
Other assets	16	32

Total deferred tax assets	133	214

Deferred tax liabilities:
Employee benefits	258	191
Depreciation	2,405	2,254
Other	11	21

Total deferred tax liabilities	2,674	2,466

Net deferred tax liabilities	$2,541	$2,252

No valuation allowance has been recorded against deferred tax assets as of December 31, 2015 and 2014.

As of December 31, 2015, the Group has net pre-tax operating loss carryforwards on a hypothetical separate basis for federal and various state tax jurisdictions that expire between 2031 and 2035. Federal pre-tax net operating loss carryforwards are $335 million and $519 million as of December 31, 2015 and 2014, respectively. There were no state pre-tax net operating losses as of December 31, 2015 and 2014, respectively.

Unrecognized Tax Benefits

A reconciliation of the beginning and ending balance of unrecognized tax benefits is as follows:

(Dollars in millions)	2015	2014	2013
Balance at January 1,	$14	$40	$57
Additions based on tax positions related to the current year	7	9	1
Additions for tax positions of prior years	9	—	—
Reductions for tax positions of prior years	—	—	(10)
Settlements	(7)	(35)	(8)

Balance at December 31,	$23	$14	$40

Included in the total unrecognized tax benefits at December 31, 2015, 2014 and 2013, was $25 million, $9 million and zero, respectively that if recognized, would favorably affect the effective tax rate.

The Group recognizes any interest and penalties accrued related to unrecognized tax benefits in income tax expense. During 2015, 2014 and 2013, the Group recognized a net after-tax benefit in income statement related to interest and penalties of approximately $0.4 million, $0.6 million and $4.0 million, respectively. The Group had approximately $0.4 million (after-tax), $0.7 million (after-tax) and $1.3 million (after-tax) for the payment of interest and penalties accrued in the combined statements of assets, liabilities and parent funding at December 31, 2015, 2014 and 2013, respectively

Verizon files income tax returns in the U.S. federal jurisdiction, and various state and local jurisdictions. The Internal Revenue Service (“IRS”) is currently examining Verizon’s U.S. income tax returns for years 2010 through 2012. The amount of the liability for unrecognized tax benefits will change in the next twelve months due to the expiration of the statute of limitations in various jurisdictions and it is reasonably possible that various current examinations will conclude or require reevaluations of the Company’s tax positions during this period. An estimate of the range of the possible change cannot be made until these tax matters are further developed or resolved.

9.	TRANSACTIONS WITH AFFILIATES

Operating revenue includes transactions with Verizon for the rendering of local telephone services, network access, billing and collection services, interconnection agreements and the rental of facilities and equipment. These services were reimbursed by Verizon based on tariffed rates, market prices, negotiated contract terms or actual costs incurred by the Group.

The Group reimbursed Verizon for specific goods and services it provided to, or arranged for, based on tariffed rates or negotiated terms. These goods and services included items such as communications and data processing services, office space, professional fees and insurance coverage.

The Group was allocated Verizon’s share of costs incurred to provide services on a common basis to all of its subsidiaries. These costs included allocations for marketing, sales, accounting, finance, materials management, procurement, labor relations, legal, security, treasury, human resources, tax and audit services. Based on pools of costs and the entities they relate to, the allocations were determined based on a three-part factor which is computed based on the average of relative revenue, net plant, property and equipment and salaries and wages. The allocation factors are calculated by department and updated annually to reflect changes to business operations.

As it relates to the ILECs, the affiliate operating revenue and expense amounts represent all transactions with Verizon that are allocated entirely to the Group. As it relates to VLD, VOL, VSSI and VNIC, affiliate operating revenue and expense amounts with Verizon were allocated to the Group consistent with the methodology for determining operating revenues and operating expenses as described in Note 1, “Basis of Presentation.” Affiliate operating revenue and expense amounts within the Group have been eliminated.

Verizon issues commercial paper and obtains bank loans to fund the working capital requirements of Verizon’s subsidiaries, including the Group, and invests funds in temporary investments on their behalf, all of which is reflected in parent funding as part of these combined financial statements. Average funding balances were $5,048 million, $5,178 million and $5,380 million for the years ended December 31, 2015, 2014 and 2013, respectively. The key transactions affecting these balances are outlined in the cash flow statement and the combined statements of operations and comprehensive income (loss) and happened evenly over the year.

10.	ADDITIONAL FINANCIAL INFORMATION

The tables below provide additional financial information related to the Group’s combined financial statements:

Cash flow supplemental disclosure:

Years Ended December 31, (Dollars in millions)	2015	2014	2013
Cash paid during the year for:
Income taxes, net of amount deferred	$13	$9	$19
Interest paid	43	43	48
Capitalized interest costs	12	13	5

Accounts Payable and Accrued Liabilities- Trade and Other

At December 31, (Dollars in millions)	2015	2014

Accounts payable- non-affiliate	$366	$347
Accrued payroll related liability	122	134
Accrued expenses	14	13
Accrued interest payable	11	11
Accrued general taxes	97	88

Total	$610	$593

Advertising Expense:

Years Ended December 31, (Dollars in millions)	2015	2014	2013
Advertising expense	$69	$93	$105

11.	COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Group is involved in various commercial litigation and regulatory proceedings at the state and federal level. Where it is determined, in consultation with counsel based on litigation and settlement risks, that a loss is probable and estimable in a given matter, the Group establishes an accrual. An estimate of a reasonably possible loss or range of loss in excess of the amounts already accrued cannot be made at this time due to various factors typical in contested proceedings, including (1) uncertain damage theories and demands; (2) a less than complete factual record; (3) uncertainty concerning legal theories and their resolution by courts or regulators; and (4) the unpredictable nature of the opposing party and its demands. The Group continuously monitors these proceedings as they develop and adjusts any accrual or disclosure as needed. The Group does not expect that the ultimate resolution of pending regulatory or legal matters in future periods will have a material effect on its financial condition, but it could have a material effect on its results of operations.

From time to time, state regulatory decisions require us to assure customers that we will provide a level of service performance that falls within prescribed parameters. There are penalties associated with failing to meet those service parameters and the Group, from time to time, pays such penalties. The Group does not expect these penalties to have a material effect on its financial condition, but they could have a material effect on its results of operations.

On April 29, 2015, the FCC released its right of first refusal offer of support to price cap carriers under the Connect America Fund (CAF) Phase II program, which is intended to provide long-term support for broadband in high-cost unserved or underserved areas. In August 2015, we accepted the CAF Phase II offer in Texas and California on behalf of Frontier. We conditioned our acceptance of CAF Phase II support in Texas and California on the issuance and acceptance of regulatory approvals for Frontier’s proposed acquisition of all the ownership interests of certain Verizon subsidiaries, including Verizon California Inc. and GTE Southwest Inc. by December 31, 2015. Upon the closing of the transaction with Frontier, the deferred support payments will be disbursed to Frontier. The CAF Phase II offer provides for $49 million in annual support from 2015 through 2020 to deliver 10mbps/1mbps broadband service to approximately 115,000 households across California and Texas.

During 2015, Verizon and Frontier entered into a network transition agreement for the construction, installation and provisioning of inter-office facilities between the ILECs and Frontier. Under the terms of the agreement, Frontier made an upfront payment of $15.2 million to Verizon for the estimated costs of the project. The inter-office facilities will be owned by the ILECs and included in the transferred business. As of December 31, 2015, Verizon incurred project related expenditures of $11.3 million on behalf of the Group and the remaining balance of $3.9 million is held as restricted cash by Verizon. These purchases are non-cash financing activities in the combined financial statements of the Group and, therefore, not reflected within Capital expenditures on the Group’s combined statements of cash flows.